    As filed with the Securities and Exchange Commission on December 12, 2001
                                                  Registration No. 333-70896
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                              ---------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              ---------------------

                               Vertel Corporation
             (Exact name of registrant as specified in its charter)

          California                                        95-3948704
-------------------------------                    -----------------------------
(State or other jurisdiction of                          (I.R.S. Employer
 incorporation or organization)                       Identification Number)

                             21300 Victory Boulevard
                                    Suite 700
                            Woodland Hills, CA 91367
                                 (818) 227-1400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 Craig S. Scott
                    Vice President Finance & Administration,
                      Chief Financial Officer and Secretary
                             21300 Victory Boulevard
                                    Suite 700
                            Woodland Hills, CA 91367
                                 (818) 227-1400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                                  David J. Katz
                                Perkins Coie LLP
                          1626 26th Street, Sixth Floor
                             Santa Monica, CA 90404
                                 (310) 788-9900

                              ---------------------

     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                              ---------------------

                         CALCULATION OF REGISTRATION FEE

====================================================================================================================================
   Title of each class of                                    Proposed maximum         Proposed maximum
         securities                Amount to be             offering price per       aggregate offering     Amount of registration
      to be registered             registered                    share                     price                     fee
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par          16,065,343 (1)                  $.57 (2)              $9,157,246 (2)            $2,188.58
value
====================================================================================================================================



(1) All 16,065,343 shares registered pursuant to this registration statement are to be offered by the selling shareholder. This Registration Statement covers 200% of the number of shares of common stock issuable (i) in lieu of cash for interest payments on a convertible promissory note, (ii) upon conversion of a convertible promissory note, and (iii) upon exercise of a warrant. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers an indeterminate number of shares that may be issued in stock splits, stock dividends and similar transactions under the convertible promissory note and the warrant. However, such number does not include additional shares (beyond those specifically registered hereunder) that may be issued as a result of adjustments to the conversion price of the convertible promissory note.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 on the basis of the average of the high and low selling prices of our common stock on December 11, 2001, as reported on The Nasdaq National Market(R).



                              ---------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The securities covered by this prospectus may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.


                SUBJECT TO COMPLETION, DATED December 12, 2001

                                   PROSPECTUS


                                16,065,343 Shares

                               Vertel Corporation

                              ---------------------

                                  Common Stock
                        with par value of $.01 per share

                              ---------------------

     Our common stock is traded on The Nasdaq National Market(R) under the symbol "VRTL". On December 11, 2001, the last sale price of the common stock, as reported on The Nasdaq National Market, was $0.64 per share.

     SDS Merchant Fund, L.P., the sole selling shareholder, may sell its shares from time to time on The Nasdaq National Market or otherwise. It may sell the shares at prevailing market prices or at prices negotiated with purchasers. SDS Merchant Fund, L.P. will be responsible for any commissions or discounts due to brokers or dealers. The amount of those commissions or discounts cannot be known now because they will be negotiated at the time of the sales. We will pay all other offering expenses. We cannot assure you that SDS Merchant Fund, L.P.
will sell all or any portion of our common stock offered under this prospectus.

     Before buying any shares you should read the discussion of material risks of investing in our common stock in "Risk Factors" beginning on page 2.

                              ---------------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                              ---------------------



                The date of this prospectus is December 12, 2001.

                                TABLE OF CONTENTS

PROSPECTUS SUMMARY .......................................................   1

RISK FACTORS .............................................................   2

FORWARD-LOOKING STATEMENTS ...............................................  10

WHERE YOU CAN FIND MORE INFORMATION ......................................  11

INCORPORATION OF INFORMATION WE FILE WITH THE SEC ........................  11

USE OF PROCEEDS ..........................................................  12

DETERMINATION OF OFFERING PRICE ..........................................  12

SELLING SHAREHOLDER ......................................................  12

PLAN OF DISTRIBUTION .....................................................  16

LEGAL MATTERS ............................................................  17

EXPERTS ..................................................................  17



     We have not authorized any person to give you any information or to make any representations other than those contained in this prospectus. You should not rely on any information or representations other than this prospectus. This prospectus is not an offer to sell or a solicitation of an offer to buy any securities other than the common stock. It is not an offer to sell or a solicitation of an offer to buy securities if the offer or solicitation would be unlawful. The affairs of Vertel Corporation may have changed since the date of this prospectus. You should not assume that the information in this prospectus is correct at any time subsequent to its date.

                               PROSPECTUS SUMMARY

     This summary highlights selected information contained elsewhere in this prospectus. This summary may not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, including "Risk Factors" and the consolidated financial statements incorporated by reference into this prospectus, before making an investment decision. References in this prospectus to "Vertel", "we", "our" and "us" refer to Vertel Corporation, a California corporation. Our principal executive offices are located at 21300 Victory Boulevard, Suite 700, Woodland Hills, California 91367 and our telephone number is (818) 227-1400.

                               Vertel Corporation

     We are a telecommunications software, solutions and services company. We have two lines of business--license revenue from software products and services revenue from software solutions and a web-based service bureau. We have four software product lines: (1) e*ORB software for developing telecom hardware, systems and applications based on the Common Object Request Broker Architecture (CORBA) industry standard, (2) Vertel Mediation Framework (Mediation Framework) software for integration of network management applications and telecom hardware, (3) Object Management frameworks for both embedding network management software in telecom equipment and building applications to configure, provision and fix faults in the equipment and (4) Telecommunications Network Management
(TMN) software based on an international standard for developing telecom management systems and applications. Additionally, as part of our services business, we offer telecom network management solutions and WebResolve, a business to business (B2B) exchange service for companies offering communications services and/or utilizing communications applications. Our offerings are all targeted at the wireless and broadband market segments within the telecommunications market. Our software products provide connectivity for a variety of telecommunications hardware and software within those segments.

     We sell products and services primarily through a direct sales force in the United States and abroad and, in certain territories, through third party agents. Our customers include telecommunications service providers and their customers, network equipment manufacturers, independent software developers and software platform vendors. We derive revenue primarily from software binary and source license fees, royalties and services, including professional services, technical support and maintenance. License fees consist primarily of licenses of our software solutions and development platforms.

     We separately offer professional services, including system design and engineering, custom application development, source code portation, conformance testing and certification and application. Many of our customers contract for professional services.

     Although more than 50% of our license revenue in 2000 was derived from products based on the TMN standard, the TMN standard has not been widely adopted in USA or Europe, and we expect that it will not be. Therefore, we are expanding our products and technologies to reduce our dependence on TMN.

     As part of our expansion strategy, on May 30, 2001, we purchased the assets of Trigon Technology Group, Inc. (Trigon). The acquisition is intended to enable us to leverage our existing e*ORB technology by enhancing our ability to offer embedded telecommunications management applications that can run in a variety of devices over many protocols and architectures including CORBA and TMN as well as other telecommunications platforms.

     Our markets remain relatively new and evolve rapidly, which heightens the risks and uncertainties we face. To address these risks, we must, among other things, successfully implement our marketing strategy, respond to competitive developments, continue to develop and upgrade our products and technologies more rapidly than our competitors and commercialize our products and services incorporating these enhanced technologies. There can be no assurance that we will succeed in addressing any or all of these risks. See Risk Factors.


     On August 31, 2001, we entered into a Note and Warrant Purchase Agreement with SDS Merchant Fund, L.P. (SDS), an institutional investor. Pursuant to that agreement, SDS agreed to purchase a convertible promissory note from us in the principal amount of $3.5 Million. Such note bears interest at 6% per annum and is convertible into shares of our common stock based upon the closing bid price of our stock for a fifteen day period immediately preceding the conversion of such note. Assuming the satisfaction of certain conditions to closing We are registering 16,065,343 shares of our common stock for resale upon conversion of the convertiblw promissory note and exercise of the warrant, which number of shares represent 200% of the number of shares that would be issued to SDS upon such conversion and exercise of the convertible note and warrant, respectively, based on the conversion formula as of December 11, 2001. This number represents 48.84% of the outstanding shares of our common stock as of such date. See "Selling Shareholder" for additional detail regarding this financing.


                                  RISK FACTORS

         In addition to the other information contained in this prospectus, you should carefully read and consider the following risk factors before purchasing our common stock. If any of the following risks actually occur, our business, financial condition or results of operations could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose all or part of your investment.

                          Risks Related to Our Business

If The Worldwide Economic Slowdown Continues, Our Revenues may Continue To Decrease And This May Have A Material Adverse Effect On Us

         For the first time in many years, the telecommunications sector has languished. Even though the overall U.S. economy experienced a slowdown in 2000 and 2001, the impact on the telecommunications industry was more severe than in most other segments and has resulted in a significant decrease in our revenues. Several of our transactions that were in progress during each of the last four fiscal quarters were cancelled or postponed. The current business climate is causing many of our customers to reevaluate their strategies. This has lengthened our already lengthy and unpredictable sales process.

         Industry analysts predict that the softness within the telecommunications industry will continue through 2001 into 2002. If the world-wide economic slowdown continues, the telecommunications industry will most likely continue to be adversely affected, which will cause our revenues to continue to decrease.

If The Selling Shareholder Converts The Promissory Note And Exercises The Warrant, Our Existing Shareholders' Interests Will Be Significantly Diluted; Future Sales Of Substantial Amounts Of Our Stock Could Cause The Price To Go Down

         On August 31, 2001, we agreed to sell the selling shareholder a convertible promissory note for $3,500,000 effective five business days after the effectiveness of the registration statement covering the shares to be sold pursuant to this prospectus. In connection with the sale of the convertible promissory note, we agreed to issue the selling shareholder a warrant to purchase 800,000 shares of our common stock. The initial exercise price of the warrant is $0.9988 per share, subject to adjustment.

         To the extent that the convertible promissory note is converted and the warrant is exercised, a significantly greater number of shares of our common stock will be outstanding and the interests of our existing shareholders will be substantially diluted. If these shares are sold into the market, it could decrease the market price of our common stock and encourage short sales. Short sales could place further downward pressure on the price of our common stock.

         The convertible promissory note converts at a floating rate based on the average of the lowest closing bid prices of our common stock for five of the 15 trading days preceding the conversion date. As a result, as the price of our common stock decreases, the number of shares the selling shareholder will receive on conversion increases. The conversion price of the convertible promissory note is subject to minimum and maximum prices that limit the number of shares issuable upon conversion of the convertible promissory note. In particular, the minimum conversion price of the convertible promissory note is equal to 75% of the conversion price as determined on the closing date unless for a consecutive 22 day trading period, the closing bid price of our common stock is less than the conversion price at the closing. In such circumstance, the minimum conversion price would thereafter be inapplicable. The conversion price is also capped at $1.75. For additional information regarding the number of additional shares that may be issued at various assumed conversion prices, please see the table on page 13 under "Selling Shareholder."

          Our common stock is thinly traded and the price is volatile. If the selling shareholder or our other shareholders sell substantial amounts of our common stock, including shares issued on exercise of outstanding options and warrants and conversion of the convertible promissory note, the market price of our common stock could fall significantly as a result of those sales. Such sales also may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate, which could make it more difficult for us to obtain financing when needed and affect our ability to carry out our operating plans.

Our Stock Price Has Been Volatile Historically And Our Stock May Be Delisted, Which May Make It More Difficult To Resell Shares When You Want At Prices You Find Attractive

          The stock market in general, and the stock prices of technology-related companies in particular, have experienced extreme volatility, which has sometimes been unrelated to the operating performance of any particular company or companies.

          Our stock price could be subject to wide fluctuations in response to factors such as the following:

          . actual or anticipated variations in quarterly results of operations,

          . sales of substantial amounts of our common stock by the selling shareholder or other shareholders,

          . announcements of technological innovations, new products or services by us or our competitors,

          . changes in financial estimates or recommendations by securities analysts,

          . conditions or trends in our industry,

          . changes in the market valuations of other telecommunications software companies, our announcement of significant acquisitions, strategic relationships, joint ventures or capital commitments,

          . additions or departures of key personnel,

          . general market conditions, and

          . other events or factors, many of which are beyond our control.

          In the past, securities class action litigation has often been brought against companies following periods of volatility in their stock prices. We may in the future be the target of similar litigation. Securities litigation could result in substantial costs and divert our management's time and resources, which could cause our business to suffer.

          In addition, the Nasdaq Stock Market has a policy of delisting securities that trade below the price of $1.00 per share for more than 30 consecutive trading days. Our stock price has traded below $1.00 since early September 2001, and the conversion features of the convertible promissory note may increase the downward pressure on our common stock price. If the price of our common stock falls below $1.00 and Nasdaq moves to delist our securities, we could spend material financial and management resources in an attempt to avoid delisting, which could cause our business to suffer. If our common stock is subsequently delisted, our shares would become more thinly traded.

         If our stock prices continue to be volatile or our stock becomes illiquid, it may be more difficult for our shareholders to sell shares at a particular time or for an acceptable price, and it may adversely affect our ability to raise needed additional capital.

If We Are Not Able To Raise Additional Working Capital, We Will Not Be Able To Successfully Deploy Our Products And Services, And We May Not Be Able To Continue Operating


If We Are Not Able To Raise Additional Working Capital, We May Not Be Able To Successfully Deploy Our Products And Services, And We May Not Be Able To Continue Operating

         We have reported operating losses from continuing operations for each of the most recent five fiscal years. During the nine months ended September 30, 2001 we reported operating losses of approximately $7.6 million and negative cash flows from operations of approximately $6.7 million. During the nine months ended September 30, 2001 the amount of cash we used each month to fund our operations averaged approximately $0.8 million. At September 30, 2001, we had approximately $4.42 million of working capital, which included $4.485 million in cash and cash equivalents and $4.335 million of accounts receivable, net. At an average monthly cash usage rate of $0.8 million we expect our working capital at September 30, 2001 will be sufficient to fund our operations through approximately February 2002.

         On August 31, 2001, we entered into an agreement to raise $3.5 million in cash through the sale of a convertible promissory note and related warrant. The closing of the purchase of this note and warrant is contingent on the registration statement to which this prospectus is a part being declared effective by the Securities and Exchange Commission. If we are able to satisfy the conditions to closing and close the note and warrant purchase prior to February 2002, we expect the net proceeds to be sufficient to fund our operations through approximately June 2002 at an average monthly cash usage rate of $0.8 million.

         Subsequent to September 30, 2001, we have reduced our headcount and implemented several other cost-reduction initiatives that we believe will reduce the amount of cash used by our operations to approximately $0.5 million per month beginning in January 2002. Nevertheless, unless our revenues increase to levels sufficient to generate operating income we may be have to implement additional cost-reduction programs or raise additional capital or both. We cannot provide any assurance that the closing conditions of the $3.5 million financing will be satisfied, that our expense reduction programs will be successful or that additional financing will be available to us, or, if available, that the terms will be satisfactory to us.

         If we are unable to close the note and warrant purchase, sufficiently reduce our expenses, or, if necessary, raise sufficient additional capital on terms satisfactory to us, or generate sufficient income from operations, our business, operating results and financial condition will be materially adversely affected, and we may not be able to continue as a going concern.

         Nasdaq Rule 4350 requires that we obtain shareholder approval before issuing securities representing 20% or more of our outstanding listed securities. It is possible that while the convertible promissory note and the warrant are outstanding, the market price of our common stock could decrease to a price at which the selling shareholder is entitled to convert the promissory note into and exercise the warrant for a number of shares that represents 20% or more of our then-outstanding common stock. We estimate that price to be $0.7648 per share, or lower, which would be a 23% increase from the closing bid price of $0.62 our stock on December 11, 2001, as reported on the Nasdaq National Market for that date.

         If the market price of our common stock decreases to that level, and the selling shareholder desires to convert the promissory note into and exercise the warrant for an aggregate number of shares equal to or exceeding 20% of our then-outstanding common stock, we have agreed that we will use our best efforts to hold a special shareholders meeting to seek shareholder approval of the issuance of the shares of common stock. Failure to obtain such shareholder approval could cause our default under our agreement with the selling shareholder. If we default on that agreement the outstanding balance under the convertible promissory note will be accelerated and an indeterminate amount of damages could be assessed against us for each day that we are in default.

If Specific Events Occur, We May Be Required To Pay Substantial Penalties To The Selling Shareholder

         Under the documents relating to the issuance of the convertible promissory note and the warrant, we are required to pay substantial penalties to the selling shareholder under specified circumstances, including, among others, the following:

         . we fail to pay principal or interest on the convertible promissory note when due,

         . we fail to deliver shares of our common stock on conversion of the convertible promissory note and exercise of the warrant,

         . we fail to maintain the listing of our common stock on The Nasdaq
           National Market for a period of five consecutive trading days,

         . we fail to comply with a request for conversion of the convertible promissory note or exercise of the warrant,

         . we fail to maintain the effectiveness of the registration statement covering the shares of common stock issuable on conversion of the convertible promissory note and on exercise of the warrant,

         . we fail to perform or observe any material covenant, condition or agreement under our agreement with the selling shareholder,

         . we make a false material misrepresentation or warranty under our agreement with the selling shareholder,

         . we fail to timely obtain shareholder approval of the issuance of the shares of common stock issuable on conversion of the convertible promissory note and exercise of the warrant, if such approval is required,

         . we default on the payment of any of our indebtedness in excess of $100,000 or in the performance of any other agreement or condition relating to the indebtedness that causes or permits or requires the acceleration or early repayment of the indebtedness,

         . we file for or consent to the filing of bankruptcy or make or permit a general assignment for the benefit of creditors or appoint a trustee, receiver, custodian or liquidator for a substantial part of our property or assets, or . a proceeding or case is commenced against us seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of our debts,
           (ii) the appointment of a trustee, receiver, custodian, liquidator or
           (iii) our dissolution.

         We would generally have to pay such penalties in the form of an increased interest rate during the time of the default and money damages based on the selling shareholder's lost stock sales opportunities during the time of a default and other indeterminate costs and expenses.

Our Quarterly Results Are Likely To Fluctuate Significantly And Negative Changes In Our Quarterly Results Will Likely Have A Material Adverse Effect On Our Stock Prices

         A substantial portion of our revenues have been, and will continue to be, derived from a small number of large software orders placed by large organizations after extended evaluation. In addition, we typically recognize a significant portion of our software license revenues in the last month of a quarter, and frequently in the last weeks or even days of a quarter. Even small delays in the timing of our receipt or completion of any one order will continue to cause material fluctuations in our operating results, particularly on a quarterly basis.

         In addition, our quarterly operating results will continue to vary significantly depending on factors such as:

         .  capital spending patterns of our customers,

         .  changes in pricing policies by us and our competitors,

         .  increased competition,

         .  the cancellation of service or maintenance agreements,

         . changes in operating expenses, personnel changes, changes in demand for our products,

         . the number, timing and significance of new product and product enhancement announcements by us and/or our competitors,

         . our ability to develop, introduce and market new and enhanced versions of our products on a timely basis,

         .  the mix between U.S. and international sales,

         .  the mix of direct and indirect sales, and

         .  general economic factors.

Based on all of these factors, we believe that our quarterly revenues and operating results are likely to vary significantly in the future and that period-to-period comparisons of our results of operations are not necessarily meaningful and should not be relied on as indications of future performance. There can be no assurance that our revenue will increase or be sustained in future periods or that we will be profitable in any future period. The price of our common stock is likely to be materially adversely affected by negative fluctuations in our quarterly revenues and operating results.

         If We Cannot Reach Profitability, We Will Continue To Incur Losses, Which Would Materially Adversely Affect Us

         During the last five years we were profitable only in 1998 due primarily to a gain of approximately $7.7 million on the sale of our holdings in Sonoma Systems, a former subsidiary. We incurred net losses of approximately $7.8 million and $5.3 million for the years ended December 31, 1999 and 2000 and approximately $7.5 million for the nine months ended September 30, 2001. We incurred losses from our operations of approximately $8.9 million and $7.0 million for the years ended December 31, 1999 and 2000 and approximately $7.6 million for the nine months ended September 30, 2001. Our success will depend in large part on our ability to increase our revenues and maintain sufficient revenue to achieve profitability and to effectively maintain existing relationships and develop new relationships with telecommunications service providers. In particular we intend to continue to expend significant financial resources on product development and sales and marketing. As a result, unless our revenues increase significantly, we will incur additional losses and continue to have negative cash flow from operations for the foreseeable future, and we may not achieve or maintain profitability.

If Our Products Are Not Widely Adopted, We May Be Materially Adversely Affected

         Our e*ORB software products and services are based on Common Object Request Broker Architecture (CORBA). If a different protocol becomes the standard in the telecommunications industry, service providers are unlikely to purchase our CORBA products. Telecommunications service providers have historically depended on proprietary systems and not on any standards. While we invest substantial effort in encouraging service providers to adopt CORBA products, we do not have ultimate control over this process and we cannot provide any assurance that CORBA will be adopted. Telecommunications service providers could adopt a competing standard or no standard at all. Similarly, they could adopt CORBA, but not do so within our projected timeframe. If telecommunications service providers adopt a standard other than CORBA, adopt CORBA but not in a timely way or do not adopt any standard at all, our business, operating results, financial condition and strategic position would be materially adversely affected.



If We Are Not Able To Substantially Increase Our Customer Base For Our New Products, Or If Our New Products And Services Do Not Adequately Address Our Customers' Needs, Our Business And Revenues Will Be Materially Adversely Affected

         The markets for our products are characterized by rapidly changing technology and frequent new product introductions. In addition, these markets are highly competitive and subject to frequent technical change.

         Our future success will depend on our ability to enhance our existing products and to develop and timely introduce new products that achieve market acceptance. Our larger current and potential competitors, such as Accenture, Compaq, DSET, Hewlett-Packard, Microsoft, Sun Microsystems, Telecordia, all have longer operating histories and greater financial, technical, sales, marketing and other resources than we do. We may not be able to identify, develop, manufacture, market or support products successfully or respond effectively to technological changes or product announcements by our competitors. Moreover, our current and potential competitors may respond more quickly than we can to new or emerging technologies or changes in customer requirements. If we are unable to develop and introduce new products or product enhancements in a timely manner, it could have a material adverse effect on our business, financial condition and results of operations.

         As the market develops, a number of companies with significantly greater resources than we have could attempt to increase their presence in the market by acquiring or forming strategic alliances with our competitors, resulting in increased competition for us. If we are not able to compete successfully with these competitors, our business, financial condition and results of operations will be materially adversely affected. In addition, if the products we develop are not widely accepted by customers, if we are not able to identify, develop, market or support new products successfully or if we are unable to respond effectively to technological changes, revisions in industry standards or competitive products, our business, financial condition and results of operations would be adversely affected.

         We expect that new products and related services will account for a substantial portion of our revenues in the foreseeable future. Since we expect to rely less on existing products for revenue, factors adversely affecting the pricing of or demand for our newer Mediation- and CORBA-related software solutions and our WebResolve services, such as competition for new products or lack of customer acceptance, could have a disproportionately adverse effect on our business, financial condition and results of operations.

Our International Sales Are Subject To Factors Outside Of Our Control And Are Subject To Currency Fluctuations That Could Materially Adversely Affect Us

         Sales to customers outside of the United States accounted for 31%, 49%, 40% and 37% of our net revenues for 2000, 1999, 1998 and the nine months ended September 30, 2001, respectively, and we expect that international sales will continue to account for a significant portion of our net revenues. International sales and operations are subject to many factors outside of our control, such as the imposition of governmental controls, export license requirements, restrictions on the export of critical technology, political instability, trade restrictions and tariffs. Furthermore, because we have to maintain sales offices in different countries in order to make these sales, our management must address differences in regulatory environments and cultures in those countries. If we are unable to address these differences successfully, our business, financial condition and results of operations would be adversely affected.

         Although our international sales are typically denominated in U.S. Dollars, weakness in foreign currencies will increase the cost of our products in our foreign markets, resulting in a slow down or cancellation of sales. Fluctuations in exchange rates could also result in exchange losses. We cannot adequately predict the impact of future exchange rate fluctuations. We have not sought to hedge the risks associated with fluctuations in exchange rates, but we may begin hedging in the future. Our results of operations may be materially adversely affected by exchange rate fluctuations.

If We Are Not Able To Adequately Protect Our Intellectual Property, Or If We Infringe The Intellectual Property Of Third Parties, We May Be Materially Adversely Affected

         We regard our products as proprietary and rely primarily on a combination of statutory and common law copyright, trademark and trade secret laws, customer licensing agreements, employee and third party nondisclosure agreements and other methods to protect our proprietary rights. We also generally enter into confidentiality and invention assignment agreements with our employees and consultants. Additionally, we enter into confidentiality agreements with certain of our customers and potential customers and limit access to, and distribution of, our source code and other proprietary information. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our technologies without authorization, or to develop similar technologies independently. Furthermore, the laws of certain countries in which we do business, such as China and Korea, do not protect our software and intellectual property rights to the same extent, as do the laws of the United States.

         We do not include in our software any mechanisms to prevent or inhibit unauthorized use, but generally either require the execution of an agreement that restricts copying and use of our products or provides for the same in a break-the-seal license agreement. Unauthorized copying or misuse of our products to any substantial degree could have a material adverse effect on our business, financial condition and results of operations. We cannot provide any assurance that our means of protecting our proprietary rights will be adequate or that our competitors will not independently develop similar technology.

         Although we have not received claims alleging infringement of the proprietary rights of third parties that we believe would have a material adverse effect on our business, financial condition or results of operations, nor are we aware of any similar threatened claims, third parties may claim that our current or future products infringe the proprietary rights of others. Any claim, with or without merit, could result in costly litigation or might require us to enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on reasonable terms, or at all.

Our Future Growth Will Depend On Our Ability To Make And Successfully Integrate Additional Acquisitions That Involve A Number Of Risks

         Our success depends on our ability to continually enhance and expand our products and services in response to changing technologies, customer demands and competitive pressures. Consequently, we have acquired complementary technologies or businesses in the past, and intend to do so in the future. If we are unable to identify suitable acquisition targets, or if we are unable to successfully complete acquisitions and successfully integrate the acquired businesses, technologies and personnel, our ability to increase product and service offerings will be reduced. This could cause us to lose business to our competitors, and our operating results could suffer.

         We actively seek to identify and acquire companies with attributes complementary to our products and services. In May 2001, we made our most recent acquisition.

         Acquisitions that we make may involve numerous risks, including:

         .  diverting management's attention from other business concerns,

         .  maintaining uniform standards, controls, procedures and policies,

         .  entering markets in which we have no direct prior experience,

         . improperly evaluating new services and technologies or otherwise being unable to fully exploit the anticipated opportunity, and

         . successfully integrating the acquired businesses, technologies and other assets.

         If we are unable to accurately assess any newly acquired businesses or technologies, our business could suffer. Future acquisitions may involve the assumption of obligations or large one-time write-offs and amortization expenses related to goodwill and other intangible assets.

         In addition, in order to finance any future acquisition, we may need to raise additional funds through public or private financings. In this event, we could be obliged to obtain equity or debt financing on terms that are not favorable to us and that may result in dilution to our shareholders. Any of the factors listed above would adversely affect our results of operations.

                           FORWARD-LOOKING STATEMENTS


         In addition to the other information contained in this prospectus, investors should carefully consider the risk factors disclosed in this prospectus, including those beginning on page 2, in evaluating an investment in the common stock issuable upon conversion of the promissory note and upon exercise of the related warrant. This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical fact are "forward-looking statements" for purposes of these provisions, including any projections of earnings, revenues or other financial items, any statements of the plans and objectives of management for future operations, any statements concerning proposed new products or services, any statements regarding future economic conditions or performance, and any statement of assumptions underlying any of the foregoing. In some cases, forward-looking statements can be identified by the use of terminology such as "may", "will", "expects", "plans", "anticipates", "estimates", "potential", or "continue" or the negative thereof or other comparable terminology. Although we believe that the expectations reflected in the forward-looking statements contained herein and in such incorporated documents are reasonable, there can be no assurance that such expectations or any of the forward-looking statements will prove to be correct, and actual results could differ materially from those projected or assumed in the forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to inherent risks and uncertainties, including but not limited to the risk factors set forth above and for the reasons described elsewhere in this prospectus. All forward-looking statements and reasons why results may differ included in this prospectus are made as of the date hereof, and we assume no obligation to update any such forward-looking statement or reason why actual results might differ.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC maintains an Internet web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically. You can also inspect our SEC filings at the offices of The Nasdaq Stock Market, 1735 K Street, N.W., Washington DC 20006.

     This prospectus is a part of a registration statement on Form S-3 that we filed with the SEC with respect to the common stock offered by this prospectus. This prospectus does not contain all the information that is in the registration statement. We omitted certain parts of the registration statement as allowed by the SEC. You can obtain a copy of the registration statement and its exhibits from the SEC at the address listed above or from the SEC web site.

                INCORPORATION OF INFORMATION WE FILE WITH THE SEC

     The SEC allows us to "incorporate by reference" into this prospectus the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

     o Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000.

     o Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001.

     o Our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2001.

     o Our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2001.

     o Our Current Report on Form 8-K dated May 30, 2001 as filed on June 13, 2001, and amended on Form 8-K/A on August 13, 2001 and on December 12, 2001.

     o Our Current Report on Form 8-K dated August 31, 2001, as filed on September 18, 2001.

     o The description of Vertel common stock contained in Items 1 and 2 of our Registration Statement on Form 8-A filed with the SEC under
          Section 12 of the Exchange Act on November 11, 1991 (under our prior name "Retix"), including any amendment or report filed for the purpose of updating such description.

     o The description of Vertel Preferred Share Purchase Rights contained in our Registration Statement on Form 8-A filed with the SEC under
          Section 12 of the Exchange Act on April 30, 1997 (under our prior name "Retix"), including any amendment or report filed for the purpose of updating such description.

     You may request a copy of these filings, at no cost, by writing to or telephoning us at the address below. We will not provide copies of the exhibits to these filings unless we specifically incorporated the exhibits by reference in this prospectus.

                       Attn: Investor Relations Department
                               Vertel Corporation
                             21300 Victory Boulevard
                                    Suite 700
                        Woodland Hills, California 91367
                                 (818) 227-1400

                                 USE OF PROCEEDS

     All of the shares of common stock offered by this prospectus are being offered by the selling shareholder. We will not receive any of the proceeds from the sale of the common stock offered by this prospectus.

                         DETERMINATION OF OFFERING PRICE

     The shares of common stock are being registered for sale on a continuous basis pursuant to Rule 415 of the Securities Act of 1933 and the selling shareholder may sell the shares from time to time on the over-the-counter market in regular brokerage transactions, in transactions directly with market makers or in privately-negotiated transactions at prices and on terms prevailing at the time of any such sale. The price to the public, underwriting discounts and commissions and net proceeds to the selling shareholder from the sale of the shares will depend on the nature and timing of the sales and therefore will not be known until the sales are actually made, if at all.

                               SELLING SHAREHOLDER

     The following table sets forth the information regarding the selling shareholder and the number of shares of our common stock it may offer by this prospectus as of December 11, 2001. The information under the column entitled "Number of Shares Beneficially Owned After the Offering" assumes that all shares of common stock offered by this prospectus have been sold. To the best of our knowledge, except for the ownership of the convertible promissory note and the warrant, the selling shareholder has had no material relationship with us within the past three years.


                                        Number of Shares Beneficially        Number of Shares        Number of Shares Beneficially
                                           Owned Prior to Offering         Which May Be Offered        Owned After the Offering
                                        -----------------------------      --------------------      -----------------------------
Name                                      Number             Percent(2)                                              *
----                                    --------             ----------
SDS Merchant Fund, L.P.(1)             8,032,671                24.42%           16,065,343(3)                       *
Total                                  8,032,671                24.42%           16,065,343(3)                      *



(1)  SDS Merchant Fund, L.P. is controlled by Steve Derby and Tom McAuley

(2) Applicable percentage of ownership is based on 32,891,689 shares of our common stock outstanding on December 11, 2001 plus the number of shares beneficially owned by the selling shareholder.

* Represents less than one percent of our common stock outstanding.

(3) Represents 200% of the number of shares beneficially owned by the selling shareholder to cover antidilution adjustments.

(4) Calculated by first adding together the principal amount of the convertible promissory note ($3.5 million) and the accrued interest for the three year term of the note ($0.63 million) and dividing the total by the effective conversion price ($0.57102 as of December 11, 2001), which equals 7,232,671 shares. Thereafter, we added to that number the numbers of shares issuable upon exercise of the warrant (800,000) and multiplied it by the 200% registration coverage specified in the convertible promissory note. The conversion price is determined by multiplying the effective discount percentage (0.93) against the average of the closing bid prices for the lowest five out of fifteen trading days immediately preceding the conversion of the convertible promissory note ($0.614 as of December 11, 2001).


     On August 31, 2001, we entered into a Note and Warrant Purchase Agreement with SDS pursuant to which SDS agreed to purchase a 3.5 million aggregate principal amount 6% per annum convertible promissory note due three years from the date that SDS purchases such note. SDS' obligation to purchase the note is contingent upon certain closing conditions. Such conditions relate to the Note and Warrant Purchase Agreement and include: (i) that our representations and warranties are true and correct as of the funding date, (ii) that we have performed all of our covenants, agreements and conditions required to be performed by us, (iii) that trading of our common stock has not been suspended,
(iv) that no statute, rule, regulation, executive order, decree, ruling or injunction is in force against the transactions contemplated in the Note and Warrant Purchase Agreement, (v) that no pending or threatened litigation exists, and (vi) that the SEC has declared effective a registration statement covering the shares to be issued pursuant to this prospectus (1) upon conversion of the convertible promissory note, and (2) upon exercise of the warrant, each held by SDS.

     The conversion price of the convertible promissory note fluctuates and is determined by multiplying the applicable discount percentage by the average closing bid price for the five trading days having the lowest closing bid price during the fifteen trading days immediately prior to the conversion date. The initial discount percentage is 7%. Such discount percentage can be adjusted upward in 2% increments (i.e. to 5%) for every $1 million that the sum of our cash, cash equivalents and short-term investments exceeds $3.008 million on the date that the discount percentage is being applied. Similarly, the discount percentage can be adjusted downward (i.e. to 9%) (thereby increasing then existing shareholders' dilution) for every $1 million that the sum of our cash, cash equivalents and short-term investments is below $3.008 million. The $3.008 million target cash amount does not include the proceeds of the convertible promissory note or the warrant. The conversion price of the convertible promissory note is subject to a minimum floor of $0.57, provided however, that if the closing bid price of our common stock is below the closing date price of our common stock for a period of twenty-two consecutive trading days, the minimum floor no longer applies. The conversion price of the convertible promissory note is capped at $1.75 per share of common stock.

     The warrant is initially exercisable into 800,000 shares of our common stock at an initial exercise price of $0.9988 per share. Such warrant exercise price may be adjusted on the dates that are twelve months and eighteen months following the effective date of the registration statement covering the warrant shares to an amount equal to 120% of the per share market value for the five trading days having the lowest per share market value during the fifteen trading days immediately prior to such adjustment date, provided that such amounts do not exceed the initial exercise price.

     Pursuant to the Note and Warrant Purchase Agreement and the Registration Rights Agreement between us and the selling shareholder, the registration statement covers an estimated 200% of the number of shares of our common stock issuable upon conversion of the convertible promissory note and exercise of the warrant as of the filing of the registration statement.

     The following table sets forth the number of shares of common stock we would be required to issue upon conversion of the convertible promissory note at an assumed conversion price of $0.57 per share of common stock as of , 2001, and the resulting percentage of our total number of shares of common stock outstanding after such a conversion. The table also sets forth the number of shares of common stock we would be required to issue assuming (i) increases of 25%, 50% and 75% in the assumed conversion price, and (ii) decreases of 25%, 50% and 75% in the assumed conversion price. The table excludes the impact of the exercise of the warrant.


    Assumed Conversion Price per Share    Approximate Number of Shares of Common
            of Common Stock                   Stock Issuable Upon Conversion
    ----------------------------------    --------------------------------------
           1.00  (+75%)                                    4,130,000
           0.85  (+50%)                                    4,802,326
           0.71  (+25%)                                    5,816,901
           0.57                                            7,245,614
           0.43  (-25%)                                    9,604,651
           0.29  (-50%)                                   14,241,379
           0.14  (-75%)                                   29,500,000


The convertible promissory note provides for prepayment on the following terms and conditions:

At our Option:
--------------

     The outstanding principal and interest under the convertible promissory note may be prepaid by us at any time upon notice to the selling shareholder at 115% of the aggregate unpaid amount of principal and interest, except that upon the selling shareholder's receipt of such notice, such shareholder may convert the convertible promissory note into shares of our common stock. The conversion price would then be determined based upon the average per share closing bid price of our common stock for the five trading days having the lowest per closing bid price during the fifteen trading day period immediately preceding our notice of prepayment.

At the Selling Shareholder's Option:
-----------------------------------

     The outstanding principal and interest under the convertible promissory note is repayable at the option of the selling shareholder on the following terms and conditions:

     o upon certain events of default at the greater of (1) 115% of the aggregate principal amount of the note, and (2) the product of (i) the applicable conversion rate and (ii) the per share closing bid price of our common stock on the trading day immediately preceding the event of default (the greater of which is called the prepayment price),

     Upon a Merger or Similar Event:
     ------------------------------

     o at the prepayment price upon a merger, acquisition or consolidation of us with or into another entity other than a transaction where fifty percent or more of the combined voting power of the continuing entity's securities outstanding after the transaction is held by shareholders who were shareholders of ours prior to consummation of the transaction,

     Upon a Triggering Event:
     -----------------------

     o    at the prepayment price upon a triggering event, which means:

          - we fail to maintain the listing of our common stock on The Nasdaq National Market for a period of five consecutive trading days,

          - we fail to comply with a request for conversion of the convertible promissory note or warrant,

          - we fail to maintain the effectiveness of the registration statement covering the shares of common stock issuable upon conversion of the convertible promissory note and exercise of the warrant, or

          -    we fail to comply with a conversion notice.

     Escrow Period Triggering Event:
     ------------------------------

     o at the prepayment price upon an escrow period triggering event, which means that one or more of the following events occurs between the time of effectiveness of the registration statement that includes this prospectus and the purchase by the selling shareholder of the convertible promissory note:

          -    a material adverse effect on us has occurred,

          - the sum of our cash, cash equivalents and short-term investments (excluding the proceeds of the convertible promissory note and warrant) falls below $2.4 Million,

          - our common stock is suspended from trading on The Nasdaq National Market for a period of five consecutive days, or

          - we breach any material representation, warranty or covenant or other term or condition of the Note and Warrant Purchase Agreement and any other agreement related thereto.

     The initial sale of the convertible promissory note and the warrant and the issuance of our common stock thereunder were not and will not be registered under the Securities Act of 1933, as amended. The selling shareholder has represented that it is acquiring the convertible promissory note and the warrant for investment and with no present intention of distributing them or the underlying shares. In addition, such selling shareholder represented that it is an "accredited investor" as such term is defined in Rule 501 under the Securities Act of 1933, as amended. We agreed in the Note and Warrant Purchase Agreement to prepare and file a registration statement covering the resale of the underlying shares after the closing date of the transactions contemplated by the Note and Warrant Purchase Agreement and we agreed to bear all expenses, including fees and expenses of the selling shareholder's counsel up to $5,000. Accordingly, in recognition of the fact that the selling shareholder, even though it is acquiring the securities without a view to distribution, may wish to be legally permitted to sell the shares when it deems appropriate, we filed with the SEC a registration statement on Form S-3, of which this prospectus forms a part. We have also agreed to prepare and file any amendments and supplements to the registration statement as may be necessary to keep the registration statement effective until the date on which the shares offered in this prospectus may be resold by the selling shareholder without registration or without regard to volume limitations by reason of Rule 144(k) under the Securities Act of 1933, as amended, or any other rule of similar effect.

     Because the selling shareholder may offer all or some of the shares which it holds pursuant to the offering contemplated by this prospectus, and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the selling shareholder's shares, we have estimated that the selling shareholder will hold no shares after the completion of this offering. However, our registration of the shares does not necessarily mean that the selling shareholder will sell any or all of its shares, and the selling shareholder is not making any representation that any shares covered by this prospectus will be offered for sale. The selling shareholder reserves the right to accept or reject, in whole or part, any proposed sale of shares.

     This prospectus also covers any additional shares of common stock that become issuable in connection with the shares being registered by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of common stock.

                              PLAN OF DISTRIBUTION


     We are registering all 16,065,343 shares on behalf of the selling shareholder. The selling shareholder or its pledgees, donees, transferees or other successors-in-interest selling shares received from the selling shareholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell the shares from time to time. The selling shareholder may also decide not to sell all the shares it is allowed to sell under this prospectus. The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing or at prices related to the then current market prices, or in negotiated transactions. The selling shareholder may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

     o a block trade in which the broker-dealer so engaged will attempt to sell shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

     o purchases by a broker-dealer as principal and re-sale by such broker-dealer for its account pursuant to this prospectus,

     o an exchange distribution in accordance with the rules of such exchange,

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers, and

     o    privately negotiated transactions.

     To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling shareholder may arrange for other broker-dealers to participate in the re-sales.

     The selling shareholder may enter into hedging transactions with broker-dealers in connection with distributions of shares or otherwise. In such transactions, broker-dealers may engage in short sales of shares in the course of hedging the positions they assume with the selling shareholder. The selling shareholder also may sell shares short and redeliver shares to close out such short positions. The selling shareholder may enter into option or other transactions with broker-dealers which require the delivery of shares to the broker-dealer. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. The selling shareholder also may lend or pledge shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the shares so pledged, pursuant to this prospectus.

     Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the selling shareholder. Broker-dealers or agents may also receive compensation from the purchasers of shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with transactions involving shares. Broker-dealers or agents and any other participating broker-dealers or the selling shareholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of shares. Accordingly, any such commission, discount or concession received by them and any profit on the re-sale of shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because the selling shareholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, the selling shareholder will be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any shares covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. The selling shareholder has advised us that it has not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their shares.

     The shares may be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

     Under applicable rules and regulations under the Exchange Act of 1934, any person engaged in the distribution of shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, the selling shareholder will be subject to applicable provisions of the Exchange Act of 1934 and the associated rules and regulations under the Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling shareholder. We will make copies of this prospectus available to the selling shareholder and have informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

     We will file a supplement to this prospectus, if required, pursuant to Rule 424 under the Securities Act of 1933 upon being notified by the selling shareholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

     o the name of the selling shareholder and of the participating broker-dealer(s),

     o    the number of shares involved,

     o    the price at which such shares were sold,

     o the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,

     o that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, and

     o    other facts material to the transaction.

     We will bear all costs, expenses and fees in connection with the registration of the shares, including fees and expenses of the selling shareholder's counsel up to $5,000. The selling shareholder will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling shareholder may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                  LEGAL MATTERS

     The validity of the securities offered hereby will be passed upon for us by Perkins Coie LLP, Los Angeles, California.

                                     EXPERTS

     Our financial statements and the related financial statement schedule incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2000 and the financial statements of Trigon Technology Group, Inc. incorporated in this prospectus by reference from our Current Report on Form 8-K/A dated May 30, 2001 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

     The following table sets forth the costs and expenses by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee and The Nasdaq National Market additional listing fee. The selling shareholder will bear no portion of these expenses, except the selling shareholder's legal fees and costs in excess of $5,000.


        SEC registration fee                               $       2,731
        Legal fees and expenses                            $      65,000
        Accounting fees and expenses                       $      55,000
        Miscellaneous fees and expenses                    $      15,000
                                                                 -------
        Total                                              $     137,731
                                                                 =======


Item 15. Indemnification of Directors and Officers

     Section 317 of the California Corporations Code authorizes a court to award, or a corporation's Board of Directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended. Our Articles of Incorporation reduce the liability of a director to us or our shareholders for monetary damages to the fullest extent permissible under California law, and authorize us to indemnify our officers and directors (and other agents) to the maximum extent permitted under California law. Our Bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. We have entered into indemnification agreements with our officers and directors containing provisions that are in some respects broader than the specific indemnification provisions contained in the California Corporations Code.

Item 16. Exhibits


     Exhibit Number       Description of Exhibit
     --------------       ----------------------
     3.1 (and 4.1)        Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 of the Registrant's Quarterly Report on Form 10-Q for the
                          fiscal quarter ended September 30, 2000)
     3.2 (and 4.2)        Bylaws of the Registrant, as amended to date (incorporated by reference to Exhibit
                          3.4 from the Registrant's Annual Report on Form 10-K for the fiscal year ended
                          December 27, 1997)
     4.1                  Note and Warrant Purchase Agreement dated August 31, 2001 by and between Vertel
                          Corporation and SDS Merchant Fund, L.P. (incorporated by reference to the same exhibit number from the Registrant's Current Report on Form 8-K as filed with the SEC on September 18, 2001.
     4.2                  Form of $3,500,000 Convertible Promissory Note dated August 31, 2001 by and between SDS Merchant Fund, L.P. (incorporated by reference to the same exhibit number from the Registrant's Current Report on Form 8-K as filed with the SEC on
                          September 18, 2001.
     4.3                  Warrant dated August 31, 2001 by and between Vertel Corporation and SDS Merchant
                          Fund, L.P. (incorporated by reference to the same exhibit number from the Registrant's
                          Current Report on Form 8-K as filed with the SEC on September 18, 2001.
     4.4                  Preferred Share Rights Agreement dated as of April
                          26, 1997 with Chase Mellon Shareholder Services, LLC
                          (incorporated by reference to Exhibit 3.6 from the
                          Registrant's Form 8-A as filed with the SEC on April
                          30, 1997).
     5                    Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the common stock
     23.1                 Consent of Deloitte & Touche LLP, independent auditors
     23.2                 Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5)
     24                   Power of attorney (contained on signature page)

Item 17. Undertakings

     A.   The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

          B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          H. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     I. The undersigned registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         (2) For the purpose of determining liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the City of Los Angeles, State of California, on the 12th day of December, 2001.


                                  Vertel Corporation

                                  By:  /s/ Craig S. Scott
                                       -----------------------------------------
                                       Craig S. Scott, Vice President Finance &
                                       Administration, Chief Financial Officer
                                       and Secretary

                                POWER OF ATTORNEY


     Each person whose individual signature appears below hereby authorizes
Marc Maassen and Craig S. Scott, or either of them, as attorneys-in-fact with full power of substitution, to execute in the name and on the behalf of each person, individually and in each capacity stated below, and to file, any and all amendments to this registration statement, including any and all post-effective amendments, and any related Rule 462(b) registration statement and any amendment thereto.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated below on the 12th day of December, 2001.


  Signature                          Title
  ---------                          -----
  /s/ Marc Maassen                   President, Chief Executive Officer and
  --------------------------         Director (principal executive officer)
  Marc Maassen

  /s/ Craig S. Scott                 Vice President Finance and Administration,
  ---------------------------        Chief Financial Officer and Secretary
  Craig S. Scott                     (principal financial officer)

  /s/ Robert T. Flood                Director
  ---------------------------
  Robert T. Flood

  /s/ Jack P. Reily                  Director
  ---------------------------
  Jack P. Reily

  /s/ Ralph K. Ungermann             Director
  ---------------------------
  Ralph K. Ungermann

  /s/ Cyrus D. Irani                 Director
  ---------------------------
  Cyrus D. Irani

  /s/ Hai-Perng Kuo a/k/a/Alex Kuo   Director
  --------------------------------
  /s/ Hai-Perng Kuo a/k/a/Alex Kuo

                                  EXHIBIT INDEX


     Exhibit Number       Description of Exhibit
     --------------       ----------------------
     3.1 (and 4.1)        Amended and Restated Articles of Incorporation of the Registrant (incorporated by reference to Exhibit 3.3 of the Registrant's Quarterly Report on Form 10-Q for the
                          fiscal quarter ended September 30, 2000)
     3.2 (and 4.2)        Bylaws of the Registrant, as amended to date (incorporated by reference to Exhibit
                          3.4 from the Registrant's Annual Report on Form 10-K for the fiscal year ended
                          December 27, 1997)
     4.1                  Note and Warrant Purchase Agreement dated August 31, 2001 by and between Vertel
                          Corporation and SDS Merchant Fund, L.P. (incorporated by reference to the same exhibit number from the Registrant's Current Report on Form 8-K as filed with the SEC on
                          September 18, 2001.
     4.2                  Form of $3,500,000 Convertible Promissory Note dated August 31, 2001 by and between SDS Merchant Fund, L.P. (incorporated by reference to the same exhibit number from the Registrant's Current Report on Form 8-K as filed with the SEC on
                          September 18, 2001.
     4.3                  Warrant dated August 31, 2001 by and between Vertel Corporation and SDS Merchant
                          Fund, L.P. (incorporated by reference to the same exhibit number from the Registrant's
                          Current Report on Form 8-K as filed with the SEC on September 18, 2001.
     4.4                  Preferred Share Rights Agreement dated as of April
                          26, 1997 with Chase Mellon Shareholder Services, LLC
                          (incorporated by reference to Exhibit 3.6 from the
                          Registrant's Form 8-A as filed with the SEC on April
                          30, 1997).
     5                    Opinion of Perkins Coie LLP, counsel to the registrant, regarding the legality of the common stock
     23.1                 Consent of Deloitte & Touche LLP, independent auditors
     23.2                 Consent of Perkins Coie LLP (contained in the opinion filed as Exhibit 5)
     24                   Power of attorney (contained on signature page)